Exhibit 15.2

AWARENESS LETTER OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

August 9, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated August 9, 2004 on our review of interim financial information of Valeant Pharmaceuticals International (the “Company”) for the three-month and six-month periods ended June 30, 2004 and 2003 and included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2004 is incorporated by reference in its Registration Statements on Forms S-3 (File Nos. 333-10661, 333-67376, 333-88040, 333-88042 and 333-122904), and Form S-4 (File Nos. 333-112906) and on Form S-8 (File Nos. 33-56971, 333-81383, 333-73098, 333-85572, 333-109877 and 333-109879).

Sincerely,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Los Angeles, California
August 9, 2004